Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG

WILLIAM DEMANT HOLDING A/S

OI MERGER SUB, INC.,

AND

OTIX GLOBAL, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATIONS		1

1.01	Definitions	1

1.02	Interpretation	8

ARTICLE II THE MERGER		9

2.01	The Merger	9

2.02	Closing	10

2.03	Effective Time	10

2.04	Effects of the Merger	10

2.05	Certificate of Incorporation and Bylaws	10

2.06	Directors and Officers	10

2.07	Conversion or Cancellation of Shares	10

2.08	Exchange of Certificates; Payment of the Merger Consideration	11

2.09	Stock Incentives	13

2.10	Appraisal Rights	15

2.11	Withholdings	15

2.12	Section 16 Matters	15

2.13	Further Action	16

ARTICLE III REPRESENTATIONS AND WARRANTIES		16

3.01	Representations and Warranties about the Company	16

3.02	Representations and Warranties about Parent and Merger Sub	31

ARTICLE IV COVENANTS AND AGREEMENTS TO BE PERFORMED PRIOR TO THE CLOSING		34

4.01	Conduct of Business of the Company	34

4.02	Reserved	38

i

4.03	Additional Reports	38

4.04	Reasonable Best Efforts; Cooperation	38

4.05	Stockholder Approvals	39

4.06	Proxy Statement	40

4.07	Press Releases	41

4.08	Access; Information	41

4.09	Takeover Laws and Provisions	42

4.10	Control of Operations	42

4.11	Stockholder Litigation	42

4.12	Notification of Certain Matters	42

ARTICLE V COVENANTS AND AGREEMENTS TO BE PERFORMED FOLLOWING THE CLOSING		46

5.01	Indemnification	46

5.02	Employee Matters	47

ARTICLE VI CONDITIONS TO THE MERGER		48

6.01	Conditions to Each Party's Obligation to Effect the Merger	48

6.02	Conditions to the Obligation of the Company	48

6.03	Conditions to the Obligation of Parent and Merger Sub	49

ARTICLE VII TERMINATION		51

7.01	Termination	51

7.02	Effect of Termination	52

ARTICLE VIII MISCELLANEOUS		52

8.01	Survival	52

8.02	Waiver; Amendment; Extension of Time	52

8.03	Counterpart; Electronic Transmission	53

ii

8.04	Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial	53

8.05	Specific Performance	54

8.06	Disclosure Schedule	54

8.07	Notices	54

8.08	Entire Understanding; No Third Party Beneficiaries	55

8.09	Severability	56

8.10	Assignment; Successors	56

8.11	Expenses	56

8.12	Disclaimer	57

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 13, 2010, is by and among William Demant Holding A/S, a public limited company organized under the laws of the Kingdom of Denmark (“Parent”), OI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Otix Global, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved this Agreement and deemed it advisable and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein, and have unanimously adopted resolutions adopting, approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, pursuant to the Merger, shares of the common stock, par value $.005 per share, of the Company (“Company Common Stock”) (all such shares of Company Common Stock being hereinafter referred to as the “Shares”), will be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined herein) in the manner set forth herein, and the Company will become an indirect, wholly-owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the terms and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

Definitions; Interpretation

1.01        Definitions.  This Agreement uses the following definitions:

“Agreement” has the meaning assigned in the Preamble.

“Anti-Bribery Laws” has the meaning assigned in Section 3.01(j)(5).

 “Benefit Arrangement” means, with respect to the Company, each of the following (a) under which any of its employees, former employees or any of its directors has any right to benefits, (b) that is sponsored, maintained or contributed to by it or its ERISA Affiliates or (c) under which it or its ERISA Affiliates has any liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, post-employment, change-in-control, fringe benefit, bonus, incentive, retirement, deferred compensation, welfare, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Business Combination Law” means Section 203 of the DGCL.

“Business Day” means any day other than a day on which banks in the State of Delaware are required or authorized to be closed.

“Certificate” means a certificate issued by the Company to a Company Stockholder representing Shares held by such Company Stockholder.

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning assigned in Section 3.01(c)(2).

“Company Common Stock” has the meaning assigned in the Recitals.

“Company IP Assets” has the meaning assigned in Section 3.01(p)(1).

“Company Preferred Stock” means the preferred stock, par value $.001 per share, of the Company.

“Company Regulatory Filings” has the meaning assigned in Section 3.01(g)(1).

“Company Restricted Share” has the meaning assigned in Section 2.09(a)(2).

 “Company Stock Option” has the meaning assigned in Section 2.09(a)(1).

“Company Stock Option Consideration” has the meaning assigned in Section 2.09(a)(1).

“Company Stock Plan” means the Company’s 1993 Stock Plan and the Company’s 2000 Stock Plan either individually or collectively as the context requires.

“Company Stockholder Approval” has the meaning assigned in Section 3.01(b).

“Company Stockholders” has the meaning assigned in Section 3.01(c)(2).

“Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other legal entities.

“Covered Employees” has the meaning assigned in Section 5.02(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disbursing Agent” has the meaning assigned in Section 2.08(a).

“Disclosure Schedule” has the meaning assigned in Section 8.06.

“Dissenting Shares” has the meaning assigned in Section 2.10(a).

“Dissenting Stockholders” has the meaning assigned in Section 2.10(a).

“Effective Time” has the meaning assigned in Section 2.03.

“Environmental Laws” means all applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of the environment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 3.01(m)(3).

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Parent, Merger Sub and any of their respective Subsidiaries, including any such shares held as treasury stock of the Company; provided, however, that Shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, Parent, Merger Sub or any of their respective Subsidiaries, will not be deemed to be Exception Shares, regardless of whether the Company, Parent, Merger Sub or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning assigned in Section 3.01(g)(1).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, administrative agency, bureau, board, department, official, political subdivision, tribunal or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Grant Date” has the meaning assigned in Section 3.01(e)(4).

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Import and Export Control Laws” has the meaning assigned in Section 3.01(j)(4).

“Indemnified Party” has the meaning assigned in Section 5.01(b).

“Insurance Policy” has the meaning assigned in Section 3.01(r).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions; (b) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names; (c) copyrights; (d) registrations for and applications to register any of the foregoing; (e) computer software (other than commercial off-the-shelf software); (f) trade secrets, confidential information and know-how; and (g) any other intellectual property rights.

 “IP Licenses” has the meaning assigned in Section 3.01(p)(4).

“Knowledge” means or has reference to, respectively, the actual knowledge of the executive officers of the Company or Parent, as the case may be, after reasonable inquiry and investigation with respect to the matter(s) referenced.

“Laws” means all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, codes, licenses, permits, Orders or requirements issued, enacted, adopted, promulgated or otherwise implemented or put into effect by any Governmental Authority (including common law or the interpretation thereof).

“Leased Property” has the meaning assigned in Section 3.01(q)(2).

“Leases” has the meaning assigned in Section 3.01(q)(2).

“Lien” means any mortgage, pledge, security interest, lien or similar encumbrance.

“Material Adverse Effect” means:

(a)       with respect to the Company, any change, effect, event, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on, (i) the condition (financial or otherwise), assets, liabilities, results of operations or business of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date, excluding in each case solely for purposes of clause (i) the impact of (1) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally or changes after the date of this Agreement in Laws, (2) changes or developments in general economic or political conditions, including acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities, (3) changes in any financial, banking, credit or securities markets (including any disruption thereof), (4) changes in the stock price or trading volume of the Shares (it being understood that the facts or circumstances giving rise to or contributing to such change in stock price or trading volume, if not otherwise excluded under this clause (a), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to the Company), (5) general changes in the industry in which the Company operates, (6) natural disasters, (7) any failure of the Company to meet revenue, backlog or earnings projections or forecasts (whether internal or published by the Company or third parties) or any decline in the Company’s credit rating, (8) changes resulting from the announcement of this Agreement or the consummation of the Transactions or (9) any effect arising out of any action taken or omitted to be taken by the Company with the prior written consent of Parent or Merger Sub; and

(b)       with respect to Parent or Merger Sub, any change, effect, occurrence, state of facts, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material and adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Transactions by the Termination Date.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 2.07(a).

“Merger Sub” has the meaning assigned in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Order” means, with respect to any Person, any order, writ, judgment, injunction, decree, ruling, stipulation or award by, or subject to, any Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Ordinary Course of Business” means an action taken or not taken with respect to the business of the Company and its Subsidiaries that is consistent with the reasonably recent past practices of the Company and its Subsidiaries (including with respect to quantity, nature, magnitude and frequency) and is taken in the ordinary course of the normal and recurring operations of the Company and its Subsidiaries.

“Parent” has the meaning assigned in the Preamble.

“Parent Approval” has the meaning assigned in Section 3.02(b).

“Party” means Parent, Merger Sub or the Company, as the context requires.

“Permitted Lien” means any Lien (a) disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto set forth in the most recent Company Regulatory Filing publicly available at least one Business Day prior to the date of this Agreement or securing liabilities reflected on such financial statements, (b) incurred in the Ordinary Course of Business since the date of such financial statements and which is not material in amount or nature, (c) for Taxes not yet due and payable or that are being contested in good faith and reserved for on such financial statements in accordance with GAAP, or (d) that is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the Ordinary Course of Business and which is not material in amount or nature.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization and is intended to be interpreted broadly.

“Previously Disclosed” means (a) information set forth by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question) or (b) except with respect to Sections 3.01(a) through 3.01(f) and Section 3.01(s), documents that have been included as exhibits to the Company Regulatory Filings filed with the SEC and publicly available during the period beginning on January 1, 2008 and ending on the Business Day prior to the date of this Agreement, so long as it is reasonably clear from the context that the exhibit is applicable to the Section of this Agreement in question, without giving effect to any amendment to any such Company Regulatory Filing on or after the date of this Agreement.

“Proxy Statement” means the proxy statement, including the form of proxy, the letter to stockholders and the notice of meeting, as the case may be, to be provided to the Company Stockholders for the purpose of obtaining the Company Stockholder Approval in connection with the Merger (including any amendments or supplements thereto) and any schedules required to be filed with the SEC in connection therewith.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, accountants, representatives and agents.

“Rights” means subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock obligating the Company or any of its Subsidiaries to (a) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (b) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (c) redeem or otherwise acquire any such shares of capital stock or other equity interests or (d) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shares” has the meaning assigned in the Recitals.

“Stockholders’ Meeting” has the meaning assigned in Section 4.05(a).

“Subsidiary” and “Significant Subsidiary” have the respective meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” has the meaning assigned in Section 4.13.

“Surviving Corporation” has the meaning assigned in Section 2.01.

“Takeover Laws” has the meaning assigned in Section 3.01(s).

“Takeover Provisions” has the meaning assigned in Section 3.01(s).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges, together with any interest, penalties and additions to tax imposed by any Governmental Authority, including any transferee, successor or secondary liability for any such tax and any liability assumed by contract or arising as a result of being or ceasing to be a member of any affiliated group, or similar group under state, provincial, local or foreign Law, or being included or required to be included in any income Tax Return relating thereto.

“Tax Returns” means a report, return or other information required to be filed with a taxing authority with respect to Taxes (including any amendments and schedules thereto).

“Termination Date” has the meaning assigned in Section 7.01(f).

“Transactions” has the meaning assigned in Section 3.01(c)(2).

1.02         Interpretation.

(a)   In this Agreement, except as the context may otherwise require, references:

(1)        to the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement, as applicable;

(2)        to this Agreement are to this Agreement and the Exhibits and Schedules to it taken as a whole;

(3)        to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4)        to any section of any Law include any successor to that section;

(5)        to any Governmental Authority include any successor to that Governmental Authority;

(6)        to the date of this Agreement are to the date set forth in the Preamble; and

(7)        to “$” are to United States Dollars.

(b)   The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)   The words “include,” “includes” or “including” and any other variations thereof as used in this Agreement are to be deemed followed by the words “without limitation.”

(d)   The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)   This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.

(f)    No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law.

(g)   Whenever the context requires, terms defined in this Agreement in the singular will be deemed to include the plural and vice versa.

(h)   The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(i)    With respect to this Agreement, when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last day of such period is not a Business Day, the period in question will end on the next succeeding Business Day.

ARTICLE II

The Merger

2.01     The Merger. At the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) the separate corporate existence of Merger Sub will terminate, (b) the Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the Laws of the State of Delaware and will become an indirect, wholly-owned Subsidiary of Parent and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

2.02    Closing. The closing of the Merger (the “Closing”) will take place at the offices of Holland & Hart, 222 South Main, Suite 2200, Salt Lake City, Utah, at 10:00 a.m. prevailing Mountain time, on the second Business Day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03    Effective Time. On the Closing Date, the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing in accordance with Section 103 of the DGCL. The Parties will make any and all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware, or at such later date or time as Parent and the Company mutually agree and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.04    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and prescribed by the DGCL and any other applicable Law. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all of the properties, rights, privileges, powers, franchises and assets of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

2.05    Certificate of Incorporation and Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit B, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to the requirements of Section 5.01).

(b)   At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by applicable Law (subject to the requirements of Section 5.01).

2.06    Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation as of the Effective Time.

2.07    Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)   Each Share, including Company Restricted Shares in accordance with Section 2.09(a)(2), issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which will be canceled and cease to exist with no payment or distribution being made with respect thereto), and Dissenting Shares (which will be treated in accordance with Section 2.10), will be converted into and constitute the right to receive cash in an amount equal to $8.60, without interest (the “Merger Consideration”), payable to the holder thereof in the manner provided in Section 2.08. At the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.07(a) will no longer be outstanding and will be automatically canceled and will cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor in accordance with Section 2.08.

(b)   Each issued and outstanding share of Merger Sub Common Stock will be converted into one fully paid and nonassessable share of common stock, par value $.005 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.08    Exchange of Certificates; Payment of the Merger Consideration.

(a)   Appointment of Disbursing Agent. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a disbursing agent agreed upon by Parent and the Company (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to pay the aggregate Merger Consideration payable pursuant to Section 2.07(a) in exchange for outstanding Shares. Any income from investment of such funds, which investment will be in accordance with the instructions of Parent, will be payable solely to Parent (or its designee). Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required pursuant to Section 2.07(a). Any such cash remaining in the possession of the Disbursing Agent six (6) months after the Effective Time (together with any earnings in respect thereof) will be delivered by the Disbursing Agent to Parent (or its designee), and any holder of Certificates immediately prior to the Effective Time who has not theretofore exchanged such Certificates pursuant to this Article II will thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to Section 2.07(a). Notwithstanding the foregoing, neither the Disbursing Agent nor any Party will be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. After any remaining cash has been delivered by the Disbursing Agent to Parent pursuant to this Section 2.08(a), in the event any Certificate has not been surrendered for the consideration to which such holder may be entitled prior to the date that such Certificate, or the consideration payable upon the surrender thereof, would otherwise escheat to or become the property of any Governmental Authority, then the consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all Liens, rights, interests and adverse claims of any Person. The consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented thereby.

(b)   Exchange Procedures. As contemplated by Section 2.08(a) above, promptly after the Effective Time, but in no event more than two (2) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of such Certificates to the Disbursing Agent and will be in such form and have such other customary provisions as Parent reasonably specifies) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to Section 2.07(a). Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and all other documents required by the Disbursing Agent, the holder of such Certificate will promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to Section 2.07(a), and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.  Notwithstanding the foregoing, in the event that the Surviving Corporation, as successor to the Company, is subject to any Tax withholding or similar obligation with respect to the payment of the Merger Consideration to an individual shareholder, including holders of Company Restricted Shares, such amounts shall be withheld and delivered to the appropriate Governmental Authority as provided, and with the effect set forth in, Section 2.11.

(c)   Transfer to Holder other than Existing Holder. If any cash payment is to be made pursuant to Section 2.07(a) in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that (1) the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that any such Tax has been paid or is inapplicable, and (2) the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer.

(d)   Transfers. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company.

(e)   Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to Section 2.07(a).

(f)    Return of Merger Consideration for Dissenting Shares. Any portion of the Merger Consideration deposited by Parent with the Disbursing Agent pursuant to Section 2.08(a) in respect of any Dissenting Shares will be returned to Parent (or its designee) upon demand.

(g)   Cessation of Rights. From and after the Effective Time, the holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation, except as otherwise expressly provided in this Agreement or by applicable Law, and Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the consideration into which the Company Common Stock formerly evidenced by such Certificate has been converted pursuant to the Merger or the right to pursue the remedies available in respect of Dissenting Shares under the DGCL.

2.09     Stock Incentives.

(a)   Company Stock Options; Company Restricted Shares; Company Stock-Based Awards.

(1)        Each option to purchase Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of any holder of any Company Stock Option, will be converted into the right to receive an amount of cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock as to which such Company Stock Option was exercisable immediately prior to the Effective Time (the “Company Stock Option Consideration”).  In the event that the per share exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be cancelled and have no further force or effect, and the holder of such Company Stock Option will not be entitled to any payment with respect to the cancelled Company Stock Option.  Parent will, or will cause the Surviving Corporation to, pay to holders of Company Stock Options, the Company Stock Option Consideration as soon as practicable after the Effective Time and in any case within five (5) Business Days thereafter on surrender by the holder of the original of the Company Stock Option for cancellation.

(2)        Each restricted share of Company Common Stock granted under the Company Stock Plan (each a “Company Restricted Share”) outstanding and subject to restrictions immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of the holder of any Company Restricted Share, will become fully vested, issued and outstanding, and no longer subject to any restrictions immediately prior to the Effective Time.

(b)   As of the Effective Time, the Company Stock Plan will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company will be canceled. At and after the Effective Time, no Person will have any right under the Company Stock Options, the Company Restricted Shares, the Company Stock Plan or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof.

(c)   As soon as practicable following the date of this Agreement, the Company Board or any committee administering the Company Stock Plan will adopt such resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.09. The Company will provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option, or a Company Restricted Share describing the treatment of such Company Stock Option or Company Restricted Share, as applicable, in accordance with this Section 2.09.

(d)   Except to the extent permitted by Section 4.01(b), unless this Agreement is terminated in accordance with its terms, no additional Company Stock Options, Company Restricted Shares or any other equity-based awards or other Rights will be granted pursuant to the Company Stock Plan or otherwise by the Company or its Subsidiaries after the date of this Agreement.

2.10     Appraisal Rights.

(a)   Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time (other than the Exception Shares) and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into, or represent the right to receive, the Merger Consideration (collectively, the “Dissenting Shares”). After the Effective Time, such Dissenting Shares shall only represent the right to receive payment of the fair value of the Dissenting Shares as determined in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL will thereupon be deemed, as of the Effective Time, to represent only the right to receive the Merger Consideration in accordance with Section 2.07, without any interest thereon, upon surrender, in the manner provided in Section 2.08, of the Certificate or Certificates that evidence such former Shares.

(b)   The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for appraisal pursuant to Section 262 of the DGCL and of withdrawals of any such demand, and any other communications delivered to the Company pursuant to or in connection with Section 262 of the DGCL with respect to the Transactions, and the Company will give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands (including any settlement offers). Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demand for appraisal and will not settle or offer to settle any such demand.

2.11     Withholdings.  All amounts payable pursuant to this Agreement will be subject to any required withholding of Taxes, which will be paid within the time required by the appropriate Governmental Authority following the Effective Time. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Certificates, including holders of Company Restricted Shares, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent.

2.12     Section 16 Matters.  Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors will adopt a resolution and take all other necessary action consistent with the interpretative guidance of the SEC so that the disposition of Shares, Company Stock Options or Company Restricted Shares pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

2.13     Further Action.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

Representations and Warranties

3.01     Representations and Warranties about the Company.  Except as Previously Disclosed, the Company, hereby represents and warrants to Parent and Merger Sub as follows:

(a)   Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where its ownership, leasing or operation of property or assets or its conduct of business requires it to be so qualified or licensed, except where the failure to be in good standing or be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company. The Company has made available to Parent or its counsel, true, correct and complete copies of the Constituent Documents of the Company and each of its Subsidiaries, in each case as amended and in effect. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Constituent Documents. The Company has made available to Parent or its counsel true, correct and complete copies of the minute books containing records of all consents, actions and meetings of (1) the Company Board, committees of the Company Board and stockholders of the Company, and (2) the boards of directors, managers or equivalent governing bodies of each of the Company’s Subsidiaries and all stockholders and equity holders thereof, in each case, since January 1, 2007.

(b)   Power. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon to adopt this Agreement (the “Company Stockholder Approval”). The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(c)   Authority.

(1)     The Company has duly authorized, executed and delivered this Agreement. Subject to receipt of the Company Stockholder Approval, this Agreement (and the execution, delivery and performance hereof by the Company) and the Transactions have been duly authorized by all necessary corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions, other than obtaining the Company Stockholder Approval. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and authorize and approve the Transactions. This Agreement is the Company’s valid and legally binding obligation, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)     The Company Board, by resolutions duly adopted prior to the execution of this Agreement, has unanimously (A) determined that the Merger is in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”) and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), (B) approved and adopted this Agreement and the Transactions in all respects in accordance with the DGCL (including such approval for purposes of rendering the restrictions on business combinations set forth in the Business Combination Law inapplicable to Parent, Merger Sub, the Transactions, and this Agreement), and (C) subject to Section 4.13, resolved to (i) submit this Agreement for adoption by a vote of the Company Stockholders at the Stockholders’ Meeting and (ii) recommend that the Company Stockholders adopt and approve this Agreement and the Transactions (the “Company Board Recommendation”). A copy of such resolutions of the Company Board has been made available to Parent and, other than as required by the proper exercise of their fiduciary duties, such resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

(d)   Consents and Regulatory Approvals; No Defaults.

(1)     No consents, authorizations or approvals of, or filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or for the Company to consummate the Transactions, except for (A) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange or Nasdaq, (B) the approvals and filings required by the DGCL, (C) any approval required by the ACCC of Australia, (D) the approval required by the Bundeskartellamt of Germany and (E) such consents, authorizations, approvals, filings, registrations or notifications the failure of which to make or obtain has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(2)     Subject to receipt of the consents, authorizations and approvals referred to in Section 3.01(d)(1), and the making of required filings with applicable Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) result in, conflict with, or constitute or create (with or without due notice or lapse of time or both) a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) on any property or asset of the Company or its Subsidiaries or any acceleration of remedies or right of termination or cancellation under any Law or under any of the terms, conditions or provisions of any Material Contract or IP License, or (B) constitute a breach or violation of, or a default under, or conflict with, the Constituent Documents of the Company or any of its Subsidiaries.

(e)   Company Stock.

(1)     The authorized capital stock of the Company consists of 5,000,000 shares of Company Preferred Stock and 14,000,000 shares of Company Common Stock.  As of the close of business on September 13, 2010, (A) 5,782,687 shares of Company Common Stock (including 197,440 Company Restricted Shares, whether or not certificates representing such Company Restricted Shares have been issued) were issued and outstanding and (B) 589,178 shares of Company Common Stock were issuable upon exercise of Company Stock Options under the Company Stock Plan. There are (i) no shares of Company Preferred Stock issued or outstanding, and (ii) no shares of Company Common Stock issuable upon exercise of any Rights under the Company Stock Plan (except as described in clause (B) above) or otherwise.

(2)     The outstanding Shares are, and all Shares which may be issued pursuant to the exercise of Company Stock Options will be, when issued in accordance with the respective terms thereof, (A) duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Company’s Constituent Documents or any contract or commitment to which the Company is a party or otherwise bound and (B) issued in material compliance with all applicable Laws, including federal and state securities laws, and all requirements set forth in applicable contracts governing the issuance of such Shares. Except as set forth in Section 3.01(e)(1), there are no shares of Company Common Stock or Company Preferred Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue, sell or otherwise cause to become outstanding any Company Common Stock, Company Preferred Stock or Rights, except pursuant to Company Stock Options and Company Restricted Shares outstanding as of the date of this Agreement all of which Company Stock Options and Company Restricted Shares have been issued pursuant to the terms of the Company Stock Plan. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests. Except for agreements with respect to the equity ownership of HearingLife Dubbo in Australia and Colorado Hearing, LLC, in the United States, there are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party, or of which the Company has Knowledge, with respect to the voting of stock or other equity interests of the Company or any of its Subsidiaries. The Company has in effect a stockholder rights plan, with respect to the Company.

(3)     No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote are issued or outstanding, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(4)     Section 3.01(e)(4) of the Disclosure Schedule sets forth a complete and accurate list, as of September 13, 2010, of (A) all outstanding Company Stock Options under the Company Stock Plan (or otherwise), the grant date of such Company Stock Options the number of Shares subject thereto, the exercise or grant prices (if applicable) and the names of the holders thereof and (B) all Company Restricted Shares under the Company Stock Plan (or otherwise), the grant date of such award and the names of the holders thereof. All (i) Company Stock Options and (ii) Company Restricted Shares, other than Company Stock Options and Company Restricted Shares granted or awarded to directors, are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(e)(4) of the Disclosure Schedule or filed as an exhibit to a Company Regulatory Filing prior to the date of this Agreement, and except as set forth in Section 3.01(e)(4) of the Disclosure Statement, no stock option agreement, restricted stock purchase agreement or other award agreement contains any terms that are materially inconsistent with or in addition to such forms. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, the per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the Financial Statements and disclosed in the Company Regulatory Filings in accordance with the Exchange Act and all other applicable Laws. To the Company’s Knowledge, the Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Company Stock Option and each Company Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 2.09.

(5)     The Company Board has not declared any dividend or distribution with respect to the Company Common Stock, the record or payment date for which is on or after the date of this Agreement.

(f)    Company Subsidiaries.

(1)     (A) Other than with respect to the Subsidiaries listed on Section 3.01(f)(1) of the Disclosure Schedule, the Company owns, directly or indirectly, all the outstanding capital stock and equity of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens); (B) no capital stock or equity of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to sell or otherwise transfer any capital stock or equity of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries); (D) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of the capital stock or equity of any of its Subsidiaries; and (E) all the capital stock and equity interests of each Subsidiary held by the Company or its Subsidiaries (i) have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, such Subsidiary’s Constituent Documents or any contract or commitment to which such Subsidiary is a party or otherwise bound, and (ii) were issued in material compliance with all applicable Laws, including federal and state securities laws.

(2)     Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly qualified and licensed to do business and is in good standing in all jurisdictions where its ownership, leasing or operation of property or assets or its conduct of business requires it to be so qualified or licensed, except where the failure to be in good standing or to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(3)     Other than with respect to the Subsidiaries listed on Section 3.01(f)(3) of the Disclosure Schedule, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person.

(g)   Company Regulatory Filings; Ordinary Course.

(1)     Since January 1, 2009, the Company has filed on a timely basis with the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act or the Securities Act (collectively, together with the information incorporated by reference therein, the “Company Regulatory Filings”). Each of the Company Regulatory Filings, including each of the Company Regulatory Filings filed or furnished after the date hereof, as of the date filed or furnished (or if amended prior to the date of this Agreement, then as of the date of the last such amendment) (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements contained in or incorporated by reference into any such Company Regulatory Filing (including the related notes and schedules) (collectively, the “Financial Statements”) (i) complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iii) fairly presented in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the date of such statement and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated in such statement, except in each case subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Financial Statements.

(2)     Without limiting the generality of the foregoing, PWC LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

(3)     Since January 1, 2009, the Company has not conducted any material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the Company Board or any committee thereof.

(4)     Except for liabilities and obligations (A) incurred in the Ordinary Course of Business since December 31, 2009, (B) that have been discharged or paid in full in the Ordinary Course of Business since December 31, 2009, (C) reflected in or reserved against on the most recent balance sheet of the Company prepared in accordance with GAAP and included in the Company Regulatory Filings filed with the SEC at least one Business Day prior to the date of this Agreement, or (D) that arise under this Agreement, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected in or reserved against on a balance sheet prepared in accordance with GAAP.  Notwithstanding the foregoing, in the event that any such liabilities or obligations are incurred subsequent to the date of this Agreement and prior to the Closing as a result of activities by the Company to suspend or terminate its operations in Germany, such obligations or liabilities shall not be considered a breach of the representations and warranties contained in this Section 3.01(g)(4) for purposes of Section 6.03(a).

(5)     Since January 1, 2010, through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions and the general process of soliciting and evaluating proposals to acquire the Company), (B) there has not been a Material Adverse Effect with respect to the Company, and (C) neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action that if taken after the date of this Agreement would constitute a breach of Section 4.01.

(6)     The Company is in compliance in all material respects with the applicable provisions of the applicable listing and governance rules and regulations of Nasdaq.

(h)   Sarbanes-Oxley Act. (1) The management of the Company has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the chief executive officer and the chief financial officer of the Company by other employees within the Company as appropriate to allow timely decisions regarding required disclosure; (2) the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) that is reasonably designed to provide reasonable assurance (A) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (B) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (C) that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board and (D) of the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements; (3) the Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Regulatory Filing that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report (or amendment) based on such evaluations; (4) the Company’s chief executive officer and chief financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions), (A) all material weaknesses within their knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (5) the certifications provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with each Company Regulatory Filing, as applicable, at the time of filing or submission of such certification, were true and correct; and (6) as of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Company Regulatory Filings filed with the SEC prior to the date of this Agreement.

(i)    Litigation. Except as listed on Section 3.01(i) of the Disclosure Statement, there is no suit, claim, action, charge or proceeding (including arbitration proceeding or dispute resolution proceeding) pending or, to the Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such, that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company, and to the Company’s Knowledge, there is no valid basis for any such suit, claim, action, charge or proceeding. No Order is outstanding against the Company or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such. To the Company’s Knowledge, there is no investigation, indictment or audit pending or threatened by or against the Company or any of its Subsidiaries, businesses, assets or properties, or its officers or directors in their capacities as such.

(j)    Compliance with Laws. Since January 1, 2009, the Company and each of its Subsidiaries:

(1)     have been and are in compliance with all Laws applicable to their respective businesses or to the employees conducting such businesses, except for instances of noncompliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(2)     have obtained and hold all permits, licenses, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct their businesses as presently conducted, except for those the failure of which to obtain or to be in compliance with have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company; all such permits, licenses, authorizations, Orders and approvals are in full force and effect; and, to the Company’s Knowledge, no suspension or cancellation of any of them has been threatened as of the date of this Agreement, except for those suspensions or cancellations that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(3)     have not received written notification from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the Laws that such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, approval or governmental authorization;

(4)     (A) have been and are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury, antidumping and countervailing duty orders issued by the United States International Trade Commission and/or the International Trade Administration, United States Department of Commerce, and the Laws implemented by the United States Customs and Border Protection, United States Department of Homeland Security (collectively, the “Import and Export Controls Laws”); and (B) have not received any written communication that alleges that the Company or any of its Subsidiaries is not, or may not be, in material compliance with, or has, or may have, any material liability under, the Import and Export Control Laws; and

(5)     (A) (i) have been and are in material compliance with all legal requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) have been and are in compliance with all international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”), and (B) have not received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in material violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

(k)   Material Contracts; Defaults.

(1)     Except as set forth in Section 3.01(k)(1) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that is a credit agreement, note, bond, guarantee, mortgage, indenture, lease, or other instrument or obligation pursuant to which any “indebtedness” (as defined below) of the Company or any of its Subsidiaries is outstanding or may be incurred; (C) that is a collective bargaining agreement; (D) that is an employment or consulting agreement, contract or binding commitment providing for annual compensation or annual payments in excess of $250,000 in the current or any future year; (E) that is an agreement, contract or commitment of indemnification or guaranty not entered into in the Ordinary Course of Business providing for indemnification which would reasonably be expected to exceed $250,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount; (F) that is an agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any “most favored nation” clauses), or which, following the consummation of the Merger, could so limit Parent or any of its affiliates (including the Surviving Corporation); (G) that is a material partnership, joint venture, teaming or similar agreement or arrangement; (H) that is a contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; (I) the termination or cancellation of which by any other party thereto, or under which the acceleration of any obligation or the loss of any benefit, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company; or (J) that contemplates or provides for actual or potential payments to or from the Company and/or any of its Subsidiaries in excess of $2,500,000 in the aggregate during the term thereof (each, other than to the extent it would include a Benefit Arrangement, a “Material Contract”). Section 3.01(k)(1) of the Disclosure Schedule lists each of the Material Contracts that as of the date of this Agreement is in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets. For purposes of this Section 3.01(k)(1), “indebtedness” will mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (iii) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business) and (iv) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases. A complete copy of each Material Contract has previously been made available to Parent.

(2)     Except as set forth in Section 3.01(k)(2) of the Disclosure Statement, neither the Company nor any of its Subsidiaries is in default under any Material Contract or IP License, and, to the Company’s Knowledge, (A) no other party thereto is in default, and (B) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Each Material Contract is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and to the Company’s Knowledge each other party thereto, and is, and immediately following consummation of the Transactions will remain, in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), except where any failure to be valid, binding and enforceable and in full force and effect has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.  Notwithstanding the foregoing in the event that there is a breach or a default in a Material Contract subsequent to the date of this Agreement as a result of the activities by the Company to suspend or terminate its operations in Germany, such breach or default shall not be considered a breach of the representations and warranties of this Section 3.01(k)(2) for purposes of Section 6.03(a).

(l)    Taxes.

(1)     All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed and all such Tax Returns are true, correct and accurate in all material respects;

(2)     all material Taxes have been paid in full or are adequately reserved in the Company’s deferred Tax accounts;

(3)     all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld, properly reported and paid over to the proper Governmental Authority, to the extent due and payable;

(4)     no extensions or waivers of statutes of limitation have been granted or requested with respect to any of the Company’s U.S. federal income taxes or those of its Subsidiaries;

(5)     neither the Company nor any of its Subsidiaries has received notice of any material dispute or claim concerning any Tax and no such dispute or claim is pending or, to the Company’s Knowledge, threatened in writing; and

(6)     there have been no material claims in writing by any jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Except for Permitted Liens, to the Company’s Knowledge, no Liens for material Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.

(m)  Benefit Arrangements.

(1)     True and complete copies of all material Benefit Arrangements, including any summary plan description, determination letter, trust instruments, insurance contracts and other funding agreements, each forming a part of any Benefit Arrangements, and the most recent governmental filings, most recent actual reports, most recent audited financial statements and all amendments thereto, have been made available to Parent and are included in Section 3.01(m) of the Disclosure Schedule.

(2)     All of the Benefit Arrangements have been administered in a manner consistent in all respects with their written terms and are in substantial compliance in form and operation with ERISA and the Code and other applicable Laws, except for immaterial failures of administration or compliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.  Each of the Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the U.S. Internal Revenue Service, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter or opinion letter.

(3)     Neither the Company nor any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has contributed to a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210(a) of ERISA, or a pension plan subject to Title IV of ERISA or Section 412 of the Code, in each case, at any time within the last six (6) years.

(4)     Except as provided in Section 2.09 or as listed on Schedule 3.01(m)(4) of the Disclosure Schedule, which shall include the name and the amount due to each listed employee, neither the Company’s execution and delivery of this Agreement, the consummation of the Transactions nor the Company Stockholder Approval will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to the payment of any severance, termination, “golden parachute,” or other similar payments, (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements or (C) result in payments under any of the Benefit Arrangements which would not be fully deductible under Section 280G of the Code.

(5)     The Company is not a party to any agreement, contract, arrangement or plan (A) that constitutes a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) but that fails to meet the requirements of Code Sections 409A(a)(2), (3) or (4), or (B) that has resulted or would result in any amount that would not be fully deductible as a result of Code Section 162(m).

(6)     With respect to each Benefit Arrangement, as applicable, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section 4975) with respect to such Benefit Arrangement, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Arrangement (including the actions contemplated by this Agreement), excluding in each case, events or circumstances that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.  No action, suit, proceeding, hearing or, to the Company’s Knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.

(7)     Other than as required under Section 601 et seq. of ERISA or any similar Law, no Benefit Arrangement provides health and welfare benefits or coverage following retirement or other termination of employment.

(8)     All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Benefit Arrangement have been timely made and properly provided for in the Financial Statements, as applicable, except for failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(9)     All Benefit Arrangements are by their terms able to be amended or terminated by the Company without material penalty, consent or incremental cost.

(10)   The Company has never been a party to or otherwise bound by an advance agreement pursuant to 48 C.F.R. sec. 31.109 with the U.S. government relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Benefit Arrangement.

(11)   All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Benefit Arrangement, except for failures of filing or distribution that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(12)   The requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each Benefit Arrangement, as applicable, except for failures that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(n)   Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of a proceeding before any Governmental Authority asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or similar laws in jurisdictions outside the U.S.) or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages and conditions of employment. As of the date of this Agreement, (1) there is no strike or other material labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, and (2) to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ employees is seeking to certify a collective bargaining unit or engaging in any other similar labor organization activity. To the Company’s Knowledge, there are no material liabilities or obligations relating to any individual’s current or former employment with the Company or any of its Subsidiaries or related entities arising in connection with any violation of any Laws.

(o)   Environmental Matters.  There are no material proceedings, claims, actions or investigations pending or, to the Company’s Knowledge, threatened before any Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries. The Company and its Subsidiaries currently hold all material permits required under all applicable Environmental Laws for the operations of their businesses, and such permits are in full force and effect. Except with respect to matters that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company: (1) the Company and its Subsidiaries have conducted their operations in compliance with all permits required under applicable Environmental Laws and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of all applicable Environmental Laws, and (2) there have been no releases of Hazardous Materials at any property that the Company or its Subsidiaries owns or operates, or has owned or operated, and that currently requires remediation by the Company or its Subsidiaries under Environmental Laws.

(p)   Intellectual Property Assets.

(1)     Section 3.01(p)(1) of the Disclosure Schedule lists each  registered trademark, registered service mark, trade name or Internet domain name and registered copyright or mask work, registered patent, and applications for registration of any of the foregoing, owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Company IP Assets”).

(2)     Each of the Company IP Assets is owned exclusively by either the Company or one of its Subsidiaries, and except as set forth on Section 3.01(p)(2) of the Disclosure Schedule, free and clear of all Liens, and free and clear of any restrictions or limitations regarding ownership, use, license or disclosure (including any “rights in data” claims of any Governmental Authority) in each case, except for liens or any such restrictions or limitations that have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(3)     With respect to all trademark applications and copyright applications included in the Company IP Assets pending with any Governmental Authority, the Company and its Subsidiaries have conducted the prosecution of all such pending applications in a manner consistent with their reasonable ongoing business goals and objectives. With respect to all  trademarks and copyrights included in the Company IP Assets issued or registered by any Governmental Authority, all registration fees, maintenance fees, renewal fees and annuity fees necessary to maintain such Company IP Assets as active and due prior to the Closing have been paid or will be paid through the Closing, and all necessary documents and certificates in connection with such Company IP Assets have been filed or will be filed with the relevant trademark and copyright offices, registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the registration of such Company IP Assets through the Closing Date. With regard to all applications for domain name registration and all registered domain names included in the Company IP Assets, all necessary registration and renewal fees due in connection with such Company IP Assets have been paid or will be paid through the Closing.

(4)     Section 3.01(p)(4) of the Disclosure Schedule contains a true and complete list of all material agreements, contracts, arrangements, commitments or understandings regarding the development, ownership or use of the Company IP Assets (including material licenses to or from other Persons) to which either the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the Company IP Assets is bound (collectively, the “IP Licenses”) except licenses and license agreements that arise as a matter of Law by implication as a result of sales of products and services in the Ordinary Course of Business by the Company or any of its Subsidiaries or any of their respective sales representatives, distributors or resellers.

(5)     To the Company’s Knowledge, none of the Company IP Assets owned by the Company or any of its Subsidiaries is being infringed by any other Person.

(6)     To the Company’s Knowledge, none of the Company IP Assets infringes any Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries is infringing any Person’s Intellectual Property, and no claims regarding the foregoing are pending or, to the Company’s Knowledge, threatened.

(7)     No Governmental Authority is currently, nor since January 1, 2008 has been, entitled to claim any rights (including license rights) in: (A) any “Technical Data” (as defined below) included in or related to any Company IP Assets, other than “Limited Rights” (as defined below); (B) any “Computer Software” (as defined below) included in the Company IP Assets, other than “Restricted Rights” (as defined below); (C)  any copyright included in the Company IP Assets. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.

(q)   Real and Personal Property.

(1)     The Company does not own any real property.

(2)     Section 3.01(q)(2) of the Disclosure Schedule contains a true and complete list of all material real property leases, subleases and other occupancy agreements to which the Company or any of its Subsidiaries is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases,” and the space and real property subject to the Leases, the “Leased Property”), and the Company has made available to Parent a true and complete copy of each such Lease that has been requested by Parent. The Company or one of its Subsidiaries has good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens). Each Lease is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). There is neither any existing default or violation by the Company or any of its Subsidiaries under any Lease nor, to the Company’s Knowledge, any existing default or violation by any counterparty to any Lease. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any Lease. Neither the Company nor any of its Subsidiaries has assigned, sublet, transferred or otherwise conveyed any interest in any Lease.

(3)     Other than scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, the Leased Property and all material improvements located thereon are in good operating condition and repair and do not require material repair or material replacement in order to serve their intended purposes in the Ordinary Course of Business.

(4)     The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold estate in, all personal property and assets reflected in the December 31, 2009 balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, except for properties or assets subsequently sold, and leases subsequently terminated in the Ordinary Course of Business or otherwise as expressly permitted by this Agreement.

(r)    Insurance. (1) The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their material properties, operations, personnel and businesses (each, an “Insurance Policy”); (2) Section 3.01(r) of the Disclosure Schedule contains a true and complete list of all of the Insurance Policies as of the date of this Agreement; (3) except as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, all premiums payable under any Insurance Policy have been paid when due, the Company and each of its Subsidiaries are in compliance with the terms of each Insurance Policy and each Insurance Policy is in full force and effect; and (4) other than the Company’s health insurance offered to its employees, there are no self-insurance arrangements (other than applicable deductibles) in effect with respect to the Company or any of its Subsidiaries.

(s)   Takeover Laws and Provisions Applicable to the Company. The Company has taken all action required to be taken by it in order to: (1) exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws of any State, including the Business Combination Law (collectively, “Takeover Laws”); and (2) make this Agreement and the Transactions comply with the requirements of any provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(t)    No Additional Representations. Except for the representations and warranties of the Company expressly set forth in this Section 3.01 (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any of its Subsidiaries, any of their respective businesses or the Transactions.

3.02     Representations and Warranties about Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a)   Organization and Standing. Parent is a public limited company validly existing and in good standing, organized under the laws of the Kingdom of Denmark and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)   Power. Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which will occur promptly after the execution and delivery of this Agreement) (the “Parent Approval”). Each of Parent and Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all its properties and assets, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub.

(c)   Authority. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement. This Agreement (and the execution, delivery and performance thereof by Parent and Merger Sub) and the Transactions have been duly authorized by all necessary corporate action of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, or to consummate the Transactions, subject to obtaining the Parent Approval. The Parent Approval is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement and authorize and approve the Transactions. This Agreement is each Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)   Consents and Regulatory Approvals; No Defaults.

(1)     No consents, authorizations or approvals of, or filings or registrations with, or notifications to, any Governmental Authority or with any third party are required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery or performance by it of this Agreement or to consummate the Transactions, except for (A) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange or Nasdaq, (B) the approvals and filings required by the DGCL, and (C) such consents, authorizations, approvals, filings, registrations or notifications the failure of which to make or obtain has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub.

(2)     Subject to receipt of the consents and approvals referred to in Section 3.02(d)(1), and the making of required filings with applicable Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) result in, conflict with, or constitute or create (with or without due notice or lapse of time or both) a breach or violation of, or a default under, any agreement to which the Parent or Merger Sub is subject that would prevent or delay the consummation of the Merger or constitute a breach or violation of, or a default under, or conflict with, the Constituent Documents of Parent or Merger Sub.

(e)   Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000,000 shares of Merger Sub Common Stock. All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent. The outstanding shares of Merger Sub Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Constituent Documents or any contract or commitment to which Merger Sub is a party or otherwise bound.

(f)    No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.

(g)   Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three (3) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company as defined in the Business Combination Law. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub) owns (beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of five percent (5%) of the outstanding Shares.

(h)   Proxy Statement.

(1)     The information regarding Parent and Merger Sub furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is first disseminated to the Company Stockholders, or (C) of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)     Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any other information contained or incorporated by reference in the Proxy Statement.

(i)    Funds. As of the date of this Agreement, Merger Sub has access to, and will at the Effective Time have, sufficient funds available to satisfy the obligation to pay the Merger Consideration in the Merger.

(j)    Full Access. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives in connection with the Transactions and that neither the Company, its Subsidiaries nor any of their respective Representatives has made any representation or warranty regarding the Company, its Subsidiaries or their respective businesses, except as and to the extent expressly set forth in Section 3.01 (as modified by the Disclosure Schedule).

(k)   No Additional Representations. Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Section 3.02, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to Parent, Merger Sub or any of their respective Subsidiaries or the Transactions.

ARTICLE IV

Covenants and Agreements to be Performed Prior to the Closing

4.01     Conduct of Business of the Company. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as otherwise expressly required by this Agreement or as specifically permitted pursuant to (a) through (t) below, the Company shall conduct its business and cause to be conducted the businesses of its Subsidiaries in the Ordinary Course of Business and shall use reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective current officers and employees, preserve the goodwill of those having material business relationships with the Company and its Subsidiaries, preserve their respective material relationships with customers, creditors and suppliers, maintain their respective books, accounts and records and comply in all material respects with applicable Laws; provided that, the Parties understand that the Company may take action prior to Closing to suspend or terminate its operations in Germany. Without limiting the generality of the foregoing, except for the suspension or termination of the operations in Germany, as expressly required by this Agreement, as set forth on Section 4.01 of the Disclosure Schedule, or as required by applicable Law, without the prior written consent of Parent, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)   Operations. Enter into any new material line of business or change its material operating policies.

(b)   Capital Stock and Other Securities.  (1) Issue, sell, grant or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities or any Rights with respect to shares of its capital stock or any other securities, or (2) permit any additional shares of its capital stock to become subject to new grants under the Company Stock Plan or otherwise.

(c)   Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any actual, constructive or deemed distribution on, any shares of its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) authorize or effect, directly or indirectly, any adjustment, split, combination, redemption or reclassification, or purchase of, or otherwise acquire, any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or amend any terms of any outstanding security of the Company.

(d)   Dispositions. Sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its assets, businesses or properties, including any shares of capital stock of its Subsidiaries, except for sales, transfers, mortgages, encumbrances, leases, licenses or other dispositions of (i) products and services in the Ordinary Course of Business and (ii) immaterial assets pursuant to a transaction that, together with any other such transactions, does not involve amounts in excess of $250,000.

(e)   Acquisitions. Acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (1) all or any portion of the assets, business, properties or shares of stock or other securities of any other Person or (2) any equity interest of any Person or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement.

(f)    Constituent Documents. Amend or propose to amend its Constituent Documents.

(g)   Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required as a result of changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally.

(h)   Taxes. Make or change any material Tax election, settle or compromise any material Tax liability, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment of Taxes, enter into any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries, or fail to pay or withhold, or otherwise properly reserve for, any material Taxes of the Company or any of its Subsidiaries.

(i)    Material Contracts. Enter into any contract, agreement or commitment of a character that would constitute a Material Contract or be required to be disclosed in Section 3.01(k) of the Disclosure Schedule if such contract, agreement or commitment had been entered into prior to the date of this Agreement, or terminate, renew or amend in any material respect any Material Contract, in each case, other than in the Ordinary Course of Business (it being understood that if any such entry into, or termination, renewal or amendment of, any such contract, agreement or commitment is permitted pursuant to this Section 4.01(k) as a result of the Ordinary Course of Business exception set forth above, but such action would otherwise be prohibited by any other provision of this Section 4.01, then this Section 4.01(k) shall not be interpreted to permit such action without the prior written consent of Parent as contemplated hereby).

(j)    Non-Competes. Enter into any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any “most favored nation” clauses), or which, following the consummation of the Merger, could so limit Parent or any of its affiliates (including the Surviving Corporation).

(k)   Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner.

(l)    Waivers; Etc. Waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract, other than in the Ordinary Course of Business.

(m)  Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in amounts exceeding $250,000 in the aggregate.

(n)   Reportable Transactions. Engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Code Section 6011 or any other applicable federal Law including any Internal Revenue Service ruling, procedure, notice or other pronouncement.

(o)   Satisfaction of Liabilities and Settlement of Litigation. Other than in the Ordinary Course of Business, pay, discharge or satisfy any material claim, liability or obligation, or settle or compromise any material pending or threatened suit, action or proceeding requiring payments by the Company in excess of $100,000 in the aggregate.

(p)   Insurance. Materially change the amount or nature of any insurance coverage, other than in the Ordinary Course of Business.

(q)   Related-Party Transactions. Enter into, amend, modify, terminate or engage in any contract, agreement, commitment or transaction with any executive officer or director of the Company, or any Person owning five percent (5%) or more of the Company Common Stock, or any relative of any such Person directly or indirectly controlled by such Person.

(r)    Stockholder Rights Plans. Adopt or implement any stockholder rights or similar plan or any other plan, arrangement or agreement which is intended to have, or may have, effects similar thereto.

(s)   Indebtedness. (i)Incur any indebtedness for borrowed money other than pursuant to existing credit facilities in the Ordinary Course of Business, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in highly liquid debt securities with a maturity date of not more than 90 days, (iv) guarantee any indebtedness of another Person, or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates other than in the Ordinary Course of Business, consistent with past practices.

(t)    Employee Compensation. Except as required to comply with applicable Law or other agreements, plans or arrangements existing on the date hereof and disclosed to the Buyer and except for the payment of annual bonuses and commissions to employees as set forth in Section 3.01(m) of the Company Disclosure Schedule (and in each of the foregoing instances accompanied by prior written notice to the Buyer), (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, agree to pay penalty or excise Taxes imposed on, or pay any bonus to, any director, officer or employee or (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Stock Options or Restricted Share awards, other than as contemplated by this Agreement.

(u)   Additional Facilities. Acquire, lease or open any facility or office.

(v)   Plan of Liquidation. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger).

(w)  Litigation.  Except in the Ordinary Course of Business (accompanied by prior written notice to the Buyer), commence any litigation or other proceeding or seek a judicial order or decree or settle any litigation or other proceeding, it being understood that any settlement involving the payment by or on behalf of the Company or any Subsidiary in excess of $100,000 is not in the Ordinary Course of Business.

(x)   Commitments. Enter into any contract or binding commitment with respect to any of the foregoing, or otherwise resolve or commit to do any of the foregoing.

4.02     [Reserved].

4.03     Additional Reports. From the date of this Agreement to the Effective Time, the Company will timely file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act.

4.04     Reasonable Best Efforts; Cooperation.

(a)   Reasonable Best Efforts. Subject to Section 4.04(b), from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions in accordance with the terms of this Agreement including: (1) the taking of all acts necessary to cause the conditions to the Merger to each be satisfied as promptly as practicable; (2) the obtaining of all actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all registrations, notices and filings (including filings with Governmental Authorities), in each case, that are required in connection with this Agreement and the Merger and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; and (3) the obtaining of the consent of Medfin to the Transactions without the acceleration of the obligation to Medfin or the imposition of such conditions that, in the reasonable opinion of Parent, are unacceptable.

(b)   Cooperation. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (1) furnish to the other Parties upon reasonable request all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions; (2) promptly notify the other Parties of any written communication to the first Party from any Antitrust Authority, any State Attorney General or any other Governmental Authority relating to this Agreement or the Transactions, and permit the other Parties a reasonable opportunity to review in advance any proposed written communication to any of the foregoing with respect to the Transactions; (3) not participate or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate there at; and (4) furnish the other Parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such Party and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Each Party shall (A) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Antitrust Authority for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Transactions, including the Antitrust Filings, and (B) not extend any waiting period under the HSR Act or enter into any agreement with any Antitrust Authority not to consummate the Transactions without the prior written consent of the other Parties.

(c)   Merger Sub’s Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or related to this Agreement and the Transactions.

4.05     Stockholder Approvals.

(a)   As soon as possible after the date of this Agreement, the Company, acting through the Company Board, shall, in accordance with applicable Law (including the DGCL) and the Company’s Certificate of Incorporation and Bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger, and the Company shall submit this Agreement for adoption by the Company Stockholders at such meeting (the “Stockholders’ Meeting”). At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their respective Subsidiaries to be voted in favor of the approval and adoption of this Agreement.

(b)   Subject to Section 4.13 (i) the Company Board shall recommend approval of this Agreement and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement and (ii) the Company Board shall not withdraw or amend its recommendation in any way adverse to the consummation of the Transactions.  Subject to Section 4.13, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or advisable to secure the Company Stockholder Approval.

4.06     Proxy Statement.

(a)   As soon as possible after the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have such preliminary Proxy Statement cleared by the SEC promptly. The Company agrees to use its reasonable best efforts, after consultation with Parent, to respond promptly to all comments of and requests by the SEC with respect to such preliminary Proxy Statement and to cause a definitive Proxy Statement and all required amendments and supplements thereto to be disseminated to the Company Stockholders entitled to vote at the Stockholders’ Meeting at the earliest practicable time. The Company will notify Parent promptly of the receipt of and will respond promptly to any (1) comments from the SEC or its staff and (2) request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and its counsel will be given a reasonable opportunity to be involved in the drafting of and review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company Stockholders.

(b)   No amendment or supplement to the Proxy Statement will be made by the Company without the prior approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers or the Transactions should be discovered by the Company or Parent, which such Party believes should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information (or the Party whose Subsidiary discovers such information) shall promptly notify the other Party, and an appropriate amendment, supplement or other filing, if any, incorporated by reference into the Proxy Statement describing such information shall be filed by the Company with the SEC upon mutual agreement of Parent and the Company and, to the extent required by applicable Law, (1) disseminated to the Company Stockholders, and (2) proxies in connection therewith will be resolicited, in each case, as promptly as reasonably practicable.

(c)   The Company shall cause (1) the Proxy Statement to include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the Transactions including the Company Board Recommendation and (2) all documents filed by the Company with the SEC in connection with the Merger to comply as to form and substance with all applicable requirements of the Exchange Act. The information included or incorporated by reference in the Proxy Statement will not at the time (A) the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, (B) the Proxy Statement is disseminated to the Company Stockholders, or (C) of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement regarding Parent or Merger Sub and furnished in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement. It is understood and agreed that all other information in the Proxy Statement will be deemed to have been furnished by the Company. Parent and Merger Sub shall supply all information regarding Parent and Merger Sub reasonably requested by the Company in connection with the preparation of the Proxy Statement as promptly as practicable.

4.07     Press Releases.  The initial press releases issued by each Party announcing the Merger and the Transactions will be in a form that is mutually acceptable to Parent and the Company. Thereafter, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release with respect to the Transactions or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release as may be required by applicable Law, securities exchange or Nasdaq rules. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

4.08     Access; Information.

(a)   From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford Parent and Parent’s Representatives such access during normal business hours to the officers, employees, agents, books, records (including Tax Returns and work papers of independent auditors) and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All requests for such access shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will be required to afford access to or disclose information that would (1) jeopardize the attorney client privilege, provided that the Company will nonetheless provide Parent and its Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses, (2) violate any of its contractual obligations with respect to confidentiality if the Company will have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent or (3) violate any Law. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)   Each Party will hold any information provided in connection with this Agreement or the Transactions confidential and any such information provided by the Company, its Subsidiaries or their respective Representatives to Parent, Merger Sub or any of their respective Representatives, will be deemed to be “Information” under the Confidentiality Agreement.

4.09     Takeover Laws and Provisions.  Each of the Company and the Company Board will take all actions to cause the Transactions (a) not to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect and (b) to comply with any Takeover Provisions and will take all necessary steps within its control to make the Transactions comply with (or continue to comply with) any Takeover Provisions. If any Takeover Law or Takeover Provision becomes applicable to the Transactions, each of the Company and the Company Board will, upon the request of Parent or Merger Sub, use its best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Transactions.

4.10     Control of Operations.  Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

4.11     Stockholder Litigation.  The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it will not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger or any other Transaction (unless such payment of funds will be made under the Company’s applicable Insurance Policy), without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

4.12     Notification of Certain Matters.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will give prompt notice to each other of, and will use its reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.12 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Disclosure Schedule, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development.

4.13     Solicitation of Acquisition Proposals.

(a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 pm (Eastern time) on the date that is twenty (20) calendar days from the date hereof (such date, the “No-Shop Start Date”), the Company and its Representatives may directly or indirectly: (i) initiate, solicit or encourage the submission of Acquisition Proposals from one or more persons, including by way of providing access to non-public information pursuant to the prior execution of a confidentiality agreement not materially less restrictive of the other party than the confidentiality restrictions that the Parent is subject to with respect to the information provided by the Company; provided, that the Company shall simultaneously provide to Parent any non-public information concerning the Company that is provided to any such person or its Representatives which was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal.

(b)   Subject to the provisions of this Section 4.13, following the No-Shop Start Date, the Company shall immediately cease or cause to be terminated any activities that would otherwise be a violation of the restrictions set forth in this subsection (b) conducted theretofore by the Company or its Representatives with respect to any Acquisition Proposal; provided, however that notwithstanding such restrictions the Company may continue discussions or negotiations with any person pursuant to and in accordance with this Section 4.13 that has made an Acquisition Proposal on or prior to the No-Shop Start Date if the Company’s Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.  Except as set forth in this Section 4.13, the Company agrees that none of the Company, any Company Subsidiary or any of the officers and directors of the Company or the Company Subsidiaries shall, and that it shall cause its and the Company Subsidiaries’ employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any Company Subsidiary) not to, directly or indirectly, (1) initiate, solicit or take any action to knowingly facilitate or encourage the submission of any inquiry, proposal or offer with respect to, or any transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary, or any purchase or sale of the assets of the Company (including stock of the Company Subsidiaries), or any purchase or sale of, or tender or exchange offer for, the Company’s equity securities (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (2) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an Acquisition Proposal, (3) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (4) approve, endorse or recommend, propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement, or agree to do any of the foregoing related to any Acquisition Proposal.

(c)   Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or the Company Board may (1) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to an Acquisition Proposal that did not result from a breach of Sections 4.13(a) and 4.13(b) if (A) the Company’s Board concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than the confidentiality obligations of the Parent with respect to the information provided by the Company; provided, however, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Acquisition Proposal or such person’s representatives that was not previously provided or made available to Parent or its representatives, or (2) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Board Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Board Recommendation”) if the Company has complied in good faith with its obligations under Sections 4.13 (a) and 4.13(b), and if (a) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Board Recommendation is necessary in order to comply with its fiduciary obligations or (b) the Company has received an Acquisition Proposal that has not been withdrawn and the Company Board concludes in good faith (1) that such Acquisition Proposal constitutes a Superior Proposal and (2) after consultation with its outside counsel and financial advisors, that a Change in the Company Board Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Board Recommendation may be made (y) until the fourth day after Parent’s receipt of written notice (a “Notice of Intended Change in the Company Board Recommendation”) from the Company advising Parent that the Company Board intends to make a Change in the Company Board Recommendation and specifying the material terms and conditions of any Superior Proposal that is related to such Change in the Company Board Recommendation and (z) unless Parent has not proposed, within three days after its receipt of the Notice of Intended Change in the Company Board Recommendation, such adjustment to the terms and conditions of this Agreement as would enable the Company Board, acting in good faith and after consultation with its outside counsel and financial advisors, to proceed with the Company Board Recommendation.  Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Board Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board concludes, in good faith and after consultation with its outside counsel and financial advisors, is (I) reasonably capable of being completed, (II) reasonably capable of being fully financed and (III) more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, the termination fee payable under this Agreement to Parent in connection with the acceptance of such Superior Proposal, any proposal or offer by Parent to amend the terms of this Agreement and the Merger and such other factors deemed relevant by the Company Board.

(d)   The Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of, and any material changes to, any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(e)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided  that this clause (d) shall not allow a Change in the Company Board Recommendation other than in accordance with clause (b) above.

(f)    Any action pursuant to Section 4.13(c), Section 4.13(d), or Section 4.13(e) will not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.

4.14     Rights Plan.    The Company shall take all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Preferred Stock Rights Agreement dated March 27, 2001 (the “Company Rights Plan”)  to separate from the Shares to which they are attached or to be triggered or become exercisable, including all action necessary to (i) render the Company Rights Plan and the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and (ii) ensure that solely as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby, (A) neither Parent, Merger Sub nor any of their Affiliates will become an “Acquiring Person” (as defined in the Company Rights Plan), and (B) none of a “Distribution Date,” “Shares Acquisition Date” or “Section 13 Trigger Date” (each as defined in the Company Rights Plan) shall occur.

ARTICLE V

Covenants and Agreements to be Performed Following the Closing

5.01     Indemnification.

(a)   The indemnification provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers or employees of the Company unless such modification shall be required by Law.

(b)   Effective as of the Effective Time, Parent will cause to be purchased a directors’ and officers’ liability “tail” insurance policy covering a period of six (6) years from the Effective Time that serves to pay on behalf of the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing or paying on behalf of the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain substantially equivalent scope and amount of coverage as provided in the directors’ and officers’ liability insurance currently provided as of the date of this Agreement by the Company and its Subsidiaries.

(c)   Any Indemnified Party wishing to claim indemnification under Section 5.01(b), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, however, that failure to so notify Parent will not affect the obligations of Parent under Section 5.01(b) unless and to the extent that Parent is actually and materially prejudiced thereby.

(d)   If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each such case, Parent will insure that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 5.01.

(e)   The provisions of this Section 5.01 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

5.02     Employee Matters.

(a)   From the Effective Time until the date that is twelve (12) months following the Effective Time, Parent shall provide, or cause to be provided, the employees and former employees of the Company and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits (including paid time off)  and compensation plans (including with respect to salary and bonus), programs and arrangements no less favorable, in the aggregate, than those provided by the Company or its Subsidiaries, as the case may be, to the Covered Employees immediately prior to the Effective Time.  Any accrued and unused paid time off which the Covered Employees may have with Company immediately prior to the Effective Time shall be paid out or, if such Covered Employees will continue to be employees of Surviving Corporation, may be carried over to Surviving Corporation at Parent’s or Surviving Corporation’s option.

(b)   From and after the Effective Time, Parent shall: (1) provide, or cause to be provided, all Covered Employees with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a defined benefit plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits); and (2) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s or any of its Subsidiaries’ medical, vision and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by the Company or any of its Subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable, if any and to the extent permitted by such replacement plan, deductible-based medical, vision and/or dental benefit plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c)   Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), in each case, as set forth on Section 5.02(c) of the Disclosure Schedule.

(d)   No provision in this Section 5.02 will (1) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, its Subsidiaries or any other Person other than the Parties and their respective successors and permitted assigns, (2) constitute or create or be deemed to constitute or create an employment agreement, (3) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, or (4) limit the Surviving Corporation’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements, arrangements, and programs, in accordance with their terms and applicable Law.

(e)   Provided that Parent complies with its obligations pursuant to Sections 5.02(a) and 5.02(b), no provision in this Section 5.02 will (1) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to such Covered Employees, or (2) limit the right of the Surviving Corporation to amend or terminate any plan.

ARTICLE VI

Conditions to the Merger

6.01     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by the Parties (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a)   Stockholder Approval. The Company will have obtained the Company Stockholder Approval; and

(b)   No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prevented or prohibited.

6.02     Conditions to the Obligation of the Company.  The obligation of the Company to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by the Company (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a)   Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case solely as of such date), in each instance, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and Merger Sub;

(b)   Performance of Obligations. Each of Parent and Merger Sub will have performed or complied in all material respects with all of its agreements, obligations and covenants under this Agreement; and

(c)   Closing Certificate. Parent will have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying in his or her capacity as an executive officer of Parent and not in his or her capacity as an individual the satisfaction of the conditions set forth in Sections 6.02(a) and 6.02(b).

6.03     Conditions to the Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger and the other Transactions is subject to the fulfillment or written waiver by Parent or Merger Sub (to the extent permitted by applicable Law) before the Effective Time of each of the following conditions:

(a)   Representations and Warranties. (1) Each of the representations and warranties of the Company contained in Section 3.01(e)(1) through (5) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), (2) each of the representations and warranties of the Company contained in Sections 3.01(a), 3.01(b), 3.01(c), 3.01(e)(4), 3.01(f), 3.01(g), 3.01(j)(5), 3.01(k) and 3.01(r) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, or any such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date) and (3) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case, at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case solely as of such date), except in the case of this subsection 3 where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company;

(b)   Performance of Obligations. The Company will have performed or complied with in all material respects all of its agreements, obligations and covenants under this Agreement;

(c)   Governmental Approvals.  All necessary consents to the Transactions required from the governing regulatory authorities have been obtained including, but not limited to, the consent of the Bundeskartellamt, Germany, without such consents being subject to conditions that, in the reasonable opinion of the Parent, are unacceptable, provided that, in the event that a required consent is not obtained or conditions are imposed on the Transactions as a result of the acquisition by Parent, directly or indirectly, of NHC Group Pty Limited, Parent and Merger Sub shall not be relieved of their obligation to consummate the Merger and other Transactions under this Section 6.03(c) ;

(d)   Principal Australian Office Lease.  The lease for the principal offices of the Company in Australia shall not contain a change of control provision or the landlord shall have consented to the Transactions without the termination of the lease or the imposition of conditions that, in the reasonable opinion of the Parent, are unacceptable;

(e)   Subsidiary Ownership.  The Company shall have delivered evidence of its ownership in all of its subsidiaries to the widest extent possible under applicable law and to the satisfaction of Parent, in its reasonable discretion;

(f)    Releases.  The Company shall have obtained complete and irrevocable releases from each of its directors and executive officers with respect to any claims that pre-date the Effective Date, such releases to be conditioned on the payment of severance obligations due to such individuals as identified in Schedule 3.01(m)(4) of the Disclosure Schedule;

(g)   Executive Management Team.  A sufficient number of the executive management team necessary to manage the transition of the business of the Company during the period immediately following the Effective Date, as determined in the reasonable discretion of Parent, have agreed to provide services to the Company as independent consultants for up to ninety (90) days following the Closing at a compensation level equal to their current base salary;

(h)   Litigation Regarding the Transactions.  There shall not exist any unresolved litigation regarding the Transactions that, in the reasonable judgment of the Parent, is likely to have a material adverse impact on the Company;

(i)    No Material Adverse Effect. Since the date of this Agreement, there will not have been any event, change, circumstance, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company; and

(j)    Closing Certificate. The Company will have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying in his or her capacity as an executive officer and not in his or her individual capacity the satisfaction of the conditions set forth in Sections 6.03(a) and 6.03(b).

ARTICLE VII

Termination

7.01     Termination.  This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned (whether before or, subject to the terms hereof, after the Company Stockholder Approval has been obtained) for any reason provided in paragraphs (a) through (h) below.

(a)   By mutual written consent of each of Parent and the Company.

(b)   By either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.01(b) shall not be available to (i) any Party if such Party’s material breach of this Agreement has been a principal cause of such Order or (ii) to the Parent if the acquisition, directly or indirectly, of NHC Group Pty Limited is the principal cause of such Order.

(c)   By either Parent or the Company if any Law shall have been adopted, enacted or promulgated that makes consummation of the Merger illegal or otherwise prohibited.

(d)   By Parent if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, or any representation or warranty of the Company set forth in this Agreement shall have become materially untrue or inaccurate, in each case, such that (1) the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied and (2) such breach, untruth or inaccuracy shall not have been cured or is incapable of being cured within fifteen (15) days after Parent shall have given the Company notice thereof.

(e)   By either Parent or the Company if the adoption of this Agreement by the Company Stockholders shall not have been obtained at the Stockholders’ Meeting or at any adjournment or postponement of the Stockholders’ Meeting.

(f)    By Parent or the Company if the Merger shall not have been consummated on or before February 28, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(f) shall not be available to any Party to the extent that such Party’s failure to comply in all respects with any provision of this Agreement has resulted in the failure of a condition to the consummation of the Merger prior to the Termination Date.

(g)   By the Company, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall have effected a change to the Company Board Recommendation pursuant to Section 4.13(c) and authorized the Company to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that for such termination to be effective the Company Termination Fee shall have been paid to Parent pursuant to Section 8.11 below.

(h)   By the Company if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of Merger Sub or Parent, or any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or inaccurate, in each case, such that (1) the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied and (2) such breach, untruth or inaccuracy shall not have been cured or is incapable of being cured within fifteen (15) days after the Company shall have given Parent notice thereof.

(i)    By Parent if prior to the Company Stockholder Approval, the Company Board shall have effected a Change in the Company Board Recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, failed to recommend that the Company’s stockholders reject such tender offer within the ten business day rule specified in Rule 14e-2(a) of the Exchange Act.

7.02     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its affiliates, directors, officers or stockholders except that (a) nothing herein relieves the Company, on the one hand, or Parent and Merger Sub, on the other hand, from liability for fraud or any willful or intentional breach hereof or willful or intentional misrepresentation herein, and (b) the provisions contained in Article I (Definitions; Interpretation), Section 4.07 (Press Releases), this Section 7.02 (Effect of Termination), Article VIII (Miscellaneous) (as applicable) and the provisions of the Confidentiality Agreement will each survive any such termination. For purposes of this Agreement, “willful or intentional breach” will include a breach that is a consequence of an act undertaken by a breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE VIII

Miscellaneous

8.01     Survival.  None of the representations or warranties contained in this Agreement will survive the Effective Time. This Section 8.01 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time and this Article VIII will survive the Effective Time.

8.02     Waiver; Amendment; Extension of Time.  At any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing (provided that no such waiver will be applicable except in the specific instance for which it is given), or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable Law; provided that after receipt of the Company Stockholder Approval, no amendment shall be made or given that requires further approval of the Company Stockholders under the DGCL unless the required approval is obtained. Except as set forth elsewhere in this Agreement, at any time prior to the Effective Time, the Parties may extend the time for performance of any of the covenants, agreements or conditions of the other Parties to this Agreement, but only in a written agreement executed and delivered by or on behalf of the Party against which it is sought to be enforced. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.03     Counterparts; Electronic Transmission.  This Agreement may be executed in one or more counterparts (whether by facsimile, electronic transmission or otherwise), each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.

8.04     Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.  This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the Parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State.  The Delaware Court of Chancery sitting in Wilmington, Delaware (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 8.04 IN ANY ACTION OR PROCEEDING UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY BY MAILING COPIES THEREOF BY REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 8.07. HOWEVER, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON ANY OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED HEREIN).

8.05     Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.06     Disclosure Schedule.  Before entry into this Agreement, the Company delivered to Parent and Merger Sub a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 3.01 or to one or more of the Company’s covenants contained in Article IV. The Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto as Schedule A and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract or Law will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.

8.07     Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, transmitted by facsimile (with confirmation of successful transmission) or mailed by registered or certified mail (return receipt requested) to the persons, addresses and/or facsimile numbers set forth below or such other place as such Party may specify by notice given in accordance with this Section 8.07.

If to the Company, to:

Otix Global, Inc.
4246 South Riverboat Road, Suite 300
Salt Lake City, Utah 84123
Attention:  Samuel L. Westover
Facsimile:  (801) 312-1702

With a Copy to:

Holland & Hart LLP
222 South Main, Suite 2200
Salt Lake City, Utah 84101
Attention:  Gregory E. Lindley
Facsimile:  (801) 779-5800

If to Parent or Merger Sub, to:

William Demant Holding A/S
Kongebakken 9
DK-2765 Smorum
Denmark
Attention:  Niels Jacobsen

With a Copy to:

Accura Advokatparnterselskab
Tuborg Boulevard 1
DK-2900 Hellerup
Copenhagen, Denmark
Attention:  Jesper Schultz Larsen
Facsimile:  +45 3945 2801

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, Utah  84111
Attention:  Keith L. Pope
Facsimile:  (801) 532-7750

8.08     Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Except for the enforcement by the Indemnified Parties after the Effective Time of Section 5.01, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties.

8.09     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.10     Assignment; Successors.  No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other Parties; provided that Merger Sub may assign any of its rights, interests and obligations hereunder, in whole or from time to time in part, to any direct or indirect Subsidiary of Parent without the consent of any other party, but no such assignment shall relieve Parent of its obligations hereunder. Any attempt to make any assignment in violation of this Section 8.10 will be null and void. Subject to the preceding sentences of this Section 8.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

8.11     Expenses.

(a)   Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)   The Company shall pay the Buyer a termination fee in an amount equal to two million dollars ($2,000,000) (the “Company Termination Fee”) in the event of the termination of this Agreement pursuant to Section 7.01(g) or Section 7.01(i).  In the event that Parent shall receive full payment pursuant to this Section 8.11(b), the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, the Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the Transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, the Merger Sub, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the Transactions contemplated hereby or any matters forming the basis for such termination.  Any fee due under this Section 8.11(b) shall be paid to Parent in cash by wire transfer of immediately available funds not later than the earlier of (i) two business days after the close of the Superior Transaction, and (ii) six months after the termination of this Agreement.

(c)   In the event that the conditions to the Merger set forth in Sections 6.01 and 6.03 have been satisfied and the Agreement has not been terminated pursuant to Section 7.01 and Parent is unable or unwilling to complete the Transactions, Parent shall pay the Company a fee in an amount equal to five million dollars ($5,000,000) (the “Parent Termination Fee”).  The Parent Termination Fee shall be paid to the Company in cash by wire transfer of immediately available funds not later than two business days after the occurrence of such termination.  In the event that the Company shall receive payment pursuant to this Section 8.11(c), such amount shall be offset against any claim for any and all losses or damages suffered or incurred by the Company, its Affiliates, or any other person in connection with the actions of Parent and Merger Sub under the terms of this Agreement or in connection with the Transactions contemplated hereby.

(d)   Each of the Company and Parent acknowledges that the agreements contained in this Section 8.11 are an integral party of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.11.  In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforceable of this Section 8.11.

8.12     Disclaimer.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WILLIAM DEMANT HOLDING A/S

By:
Name:
Title:

OI MERGER SUB, INC.

By:
Name:
Title:

OTIX GLOBAL, INC.

By:
Name:	Samuel L. Westover
Title:	Chairman and Chief Executive Officer